PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated August 15, 2007)	REGISTRATION NO. 333-78575

1,000,000,000 Depositary Receipts
Internet HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Internet HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company[1]	Ticker	Share Amounts	Primary Trading Market
Amazon.com, Inc.	AMZN	18	NASDAQ
EarthLink, Inc.	ELNK	6.23	NASDAQ
eBay Inc.	EBAY	48	NASDAQ
E*TRADE Financial Corporation	ETFC	12	NASDAQ
McAfee, Inc.	MFE	7	NYSE
Moduslink Global Solutions, Inc[2]	MLNK	1	NASDAQ
Priceline.com Incorporated	PCLN	1.1667	NASDAQ
RealNetworks, Inc.	RNWK	8	NASDAQ
TD Ameritrade HLDG Corp.	AMTD	9	NASDAQ
Time Warner Inc.	TWX	42	NYSE
Yahoo! Inc.	YHOO	52	NASDAQ

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is September 30, 2008.

1           Effective July 1, 2008, pursuant to the merger of CNET Networks, Inc. and CBS Corporation, CNET Networks, Inc. will no longer be an underlying constituent of the Internet HOLDRS Trust.  For each share of Cnet Networks, Inc., shareholders received $11.50 in cash.  For the 4 shares of CNET Networks, Inc. per 100 share round lot of Internet HOLDRS, The Bank of New York Mellon received $46.00.  The Bank of New York Mellon will distributed cash at a rate of $0.46 per depositary share of Internet HOLDRS. The record date for the distribution was July 10, 2008 and the payable date was July 28, 2008.

2           Effective September 30, 2008, CMGI Inc., an underlying constituent of the Internet HOLDRS Trust, changed its name to ModusLink Global Solutions Inc.  As a result, ModusLink Global Solutions Inc. replaced CMGI Inc. as an underlying constituent of the Internet HOLDRS Trust.